This exchange offer or business combinationis made for the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

May 19, 2010

Company name: Daimei Telecom Engineering Corp.
Representative: Goro Yagihashi, President
(Stock Code: 1943; Tokyo Stock Exchange First Section)
Company name: Commuture Corp.
Representative: Fumio Takaesu, President
(Stock Code: 1932; Tokyo Stock Exchange and Osaka Securities Exchange First Section)
Company name: TODENTSU Corporation
Representative: Ken-ichi Nishimura, President and CEO
(Stock Code: 1955; Tokyo Stock Exchange First Section)

Conclusion of an Agreement Concerning Management Integration through
Establishment of a Joint Holding Company (Share Transfer) and
Formulation of a Management Plan

On November 27, 2009 Daimei Telecom Engineering Corp. (“Daimei”), Commuture Corp. (“Commuture”), and TODENTSU Corporation (“TODENTSU”) reached an agreement concerning a management integration and concluded a basic memorandum on that day. Since then the three companies have engaged in consultation in preparation of the integration.
Today, an agreement was reached on the main points of the integration based on resolutions passed by the respective boards of directors of the three companies and the details of the integration are given below.
It is assumed that the management integration will be approved by the respective Ordinary General Meeting of Shareholders of the three companies and by the relevant authorities.

I. Summary of the Management Integration

1. Summary of the management integration procedure and transfer of shares (tentative)

(1)	Management integration procedure

(i)
The three companies will first establish a joint holding company on October 1, 2010 by jointly transferring their shares, and each company will be placed under the holding company as a subsidiary company.

(ii)
After that the three companies plan to utilize their management resources to the greatest extent possible to strengthen and boost efficiency in each of their business sectors and to actively develop new business areas. They will also consider at an early stage the establishment of an optimal structure and appropriate procedures for fully demonstrating the integration effects of the new organization.

(2)	Management integration and share transfer schedule (tentative)

May 19, 2010	Conclusion of a management integration agreement and drawing up of a share transfer plan (today)
June 29, 2010	Approval of resolutions at the Ordinary General Meeting of Shareholders of the three companies

September 27, 2010	Final day of trading of the shares of the three companies on the Tokyo Stock Exchange and final day of trading of Commuture shares on the Osaka Securities Exchange
September 28, 2010	Delisting of shares of the three companies on the Tokyo Stock Exchange and delisting of Commuture shares on the Osaka Securities Exchange
October 1, 2010	Establishment of the joint holding company
October 1, 2010	Initial date of listing of the joint holding company on both the Tokyo Stock Exchange and Osaka Securities Exchange

The above schedule is tentative at present. Depending on the progress of the approval procedures of the management integration or other event, the schedule may be amended upon consultation of the three companies.

(3)	Details of the allocation pertaining to the transfer of shares

    Details of the allocation pertaining to the transfer of shares of the three companies are as follows:

	Daimei	Commuture	TODENTSU
Share transfer ratio	1	0.77	0.24

Note 1:	Details of the allocation of shares pertaining to the share transfer
The joint holding company will allocate and deliver 1 share of common stock of the joint holding company for 1 share of Daimei common stock, 0.77 shares of common stock of the joint holding company for 1 share of Commuture common stock, and 0.24 shares of common stock of the joint holding company for 1 share of TODENTSU common stock, respectively. However, if there is a significant change in the conditions that form the basis for the calculation of the shares, the above share transfer ratios may change following consultation of the three companies. Furthermore, the number of shares in one unit of shares of the joint holding company shall be 100.

Note 2:	Number of new shares to be issued by the joint holding company through the share transfer
Ordinary shares: 85,381,866 shares
The above figures were calculated on the basis of the total number of issued and outstanding shares of Daimei (41,112,324 shares), the total number of issued and outstanding shares of Commuture (44,915,329 shares) and the total number of issued and outstanding shares of TODENTSU (40,353,080 shares) as of March 31, 2010.  Therefore, these figures may fluctuate.

Note 3:	Administration of shares of less than one unit
The joint holding company plans to file an application for the listing of its shares on the Tokyo Stock Exchange and the Osaka Securities  Exchange and, if the applications are approved, it would be possible to trade shares of the joint holding company allocated to shareholders of Daimei, Commuture, and TODENTSU through the transfer of shares on these stock exchanges. We intend to to continue to provide for the liquidity of shares under the joint holding company to those shareholders of Daimei who hold at least 100 shares, shareholders of Commuture who hold at least 130 shares and TODENTSU who hold at least 417 shares, who will therefore receive an allocation of at least 100 shares, which constitutes one unit, of the joint holding company.

Those shareholders of Daimei, Commuture, and TODENTSU who receive an allocation of less than 100 shares may not sell such allocations of shares on the Tokyo Stock Exchange, Osaka Securities Exchange, or other exchange for financial products but such shareholders who hold shares of less than one unit may request the joint holding company to purchase the shares of less than one unit which they hold.
Those shareholders may also purchase from the joint holding company the number of shares which when combined with their shares of less than one unit will form a complete unit.

Note 4:	Fractional shares of less than one share
Shareholders who as a result of the allocation are to receive delivery of a fraction of less than one share will be reimbursed according to Article 234 of the Companies Act and other relevant legislation.

(4)	Basis of calculation of contents of the allocation relating to the restructuring of the organization

(i)	Measures to guarantee fairness

To ensure fairness in the calculation of the share transfer ratios, Daimei requested Mizuho Securities Co., Ltd. (“Mizuho”), Commuture requested Nikko Cordial Securities Inc. (“Nikko Cordial”), and TODENTSU requested Nomura Securities Co., Ltd. (“Nomura”) to perform the calculation of ratios.
It should be noted that Daimei, Commuture, and TODENTSU did not obtain fairness opinions from the respective organizations performing the calculations.

(ii)	Basis of the calculations

Because market prices existed for the shares of all three companies, Mizuho undertook a calculation based on the market price standard method. In addition to this method, Mizuho also performed a calculation based on the discount cash flow method (“DCF method”) to appropriately reflect the future business activity conditions of the three companies. Furthermore, because there are a number of listed companies which operate similar businesses to those of the three companies, Mizuho also performed calculations based on the similar company comparison method. The results of the calculations based on these methods are shown below. The valuation range of the share transfer ratios below state the valuation ranges of ordinary stock of Commuture and TODENTSU for one share of ordinary stock of Daimei.

	Methods Used	Commuture Valuation Range of Share Transfer Ratio	TODENTSU Valuation Range of Share Transfer Ratio
①	Market Price Standard Method	0.77 – 0.80	0.24 – 0.25
②	DCF Method	0.63 – 0.89	0.18 – 0.31
③	Similar Company Comparison Method	0.69 – 0.99	0.05 – 0.11

For the market price standard method, May 18, 2010 was used as the calculation reference date, and the share price on the calculation date, the average closing share price for the one-week period from the calculation reference date, the average closing share price for the one-month period from the calculation reference date, the average closing price for the three-month period from the calculation reference date, and the average share price for the six-month period from the calculation reference date were used.

When performing the calculation of the share transfer ratios, Mizuho used information it received directly from the three companies and information disclosed by the companies that is available to the general public. On the assumption that the data and information contained therein were wholly accurate and complete, Mizuho proceeded with calculations without independently verifying either the accuracy or completeness of the information. Furthermore, in regard to the assets and liabilities (including contingency liabilities) as well as individual allowances of the three companies and their affiliated companies, Mizuho did not conduct its own evaluations, give an expert opinion, or conduct appraisals including analyses or evaluations of individual assets and liabilities or allowances. It also did not request the expert opinion or appraisal of a third party. Mizuho’s calculations of ratios reflect information and economic conditions up to May 18, 2010, and financial forecasts (including profit planning and other information) of the three companies based on assumptions reasonably prepared on the basis of the best forecasts and judgments obtained as of that time from the management of the three companies.

Because market prices existed for the shares of all three companies, Nikko Cordial undertook a calculation based on the market price standard method. Furthermore, because there are a number of listed companies which operate similar businesses to those of the three companies, Nikko Cordial also performed a calculation based on the similar company comparison method. In addition, it performed calculations based on the DCF method to appropriately reflect the future business activity conditions of the three companies. The results of the calculations based on these methods are shown below. The valuation range of the share transfer ratios below state the valuation ranges of shares of ordinary stock of Commuture and TODENTSU for one share of ordinary stock of Daimei.

	Methods Used	Commuture Valuation Range of Share Transfer Ratio	TODENTSU Valuation Range of Share Transfer Ratio
①	Market Price Standard Method	0.720 – 0.829	0.218 – 0.261
②	Similar Company Comparison Method	0.770 – 0.908	0.044 – 0.057
③	DCF Method	0.612 – 0.843	0.243 – 0.361

For the market price method, May 17, 2010 was used as the calculation reference date and the share transfer ratios for Daimei and Commuture were calculated by adopting the average closing share prices following the earnings announcement (Daimei:  May 12, 2010, Commuture:  May 13, 2010) for the year ending March, 31 2010 until the calculation reference date, and for TODENTSU by adopting the closing average share price from after the announcement of the “Adjustment of Results Forecast and Dividend Forecast” (April 28, 2010) until the calculation reference date, as well as the respective average closing share prices of the three companies for the one-month period and the three-month period dating back to the calculation reference date.

In the similar listed company comparison, the share transfer ratios were calculated by market prices and financial indices of the three companies with market prices and financial indices of listed companies relatively similar to the three companies in terms of business type, business model, and business scale.

For the DCF method, the share transfer ratios were calculated by discounting the free cash flow the three companies are presumed to generate in the future based on future earnings forecasts from the fiscal year ending March 2011 by the current value, taking into account the business plans received from the three respective companies, trends in their most recent results and macro trends in the information engineering industry to which the three companies belong.

In its calculation of the share transfer ratio, Nikko Cordial did not perform its own independent evaluation or appraisal or engage public accountants or other specialists in a close inspection of the assets and liabilities of Daimei, Commuture and TODENTSU. Furthermore, Nikko Cordial did not receive an independent valuation by a third party of the respective assets and liabilities of Daimei, Commuture, and TODENTSU. Instead, it used publicly disclosed general financial information that could be used as a reference in the calculation of the share transfer ratios, such as the financial information, market data and analyst reports of Daimei, Commuture, TODENTSU and other companies, and various indices regarding financial matters, the economy and the market. Nikko Cordial also made the assumption that no undisclosed information that could have a significant impact on the calculation of the share transfer ratios of Daimei, Commuture and TODENTSU existed. On the assumption that the information and source material Nikko Cordial utilized in its calculations were accurate and complete and that the future business plans and financial forecasts of Daimei, Commuture, and TODENTSU included in the said information and source materials were reasonably prepared on the basis of the best forecasts and judgments of those parties at the time, the calculations of the share transfer ratios proceeded after confirmation of the accuracy, appropriateness, and feasibility of the said information and material.

The future business plan that Nikko Cordial used as an assumption for the DCF method includes business years in which large increases or decreases in profit are expected for Daimei and TODENTSU, but no large increase or decrease is forecasted for Commuture.

 Because market prices existed for the shares of all three companies, Nomura undertook a calculation based on the market price average method as well as calculations based on the similar company comparison method, the DCF method, and a degree of contribution analysis. The calculation range of the share transfer ratios below state the calculation range of ordinary stock of Commuture and TODENTSU per one share of ordinary stock of Daimei.

	Methods Used	Commuture Calculation Range of the Share Transfer Ratio	TODENTSU Calculation Range of the Share Transfer Ratio
①	Market Price Standard Method	0.77 – 0.80	0.24 – 0.25
②	Similar Company Comparison Method	0.46 – 0.87	0.08 – 0.29
③	DCF Method	0.56	0.24
④	Degree of Contribution Analysis	0.46 – 0.84	0.14 – 0.45

Furthermore, for the calculation of the market price average method, Nomura used May 18, 2010 as the calculation reference date and adopted the share price on the calculation reference date and the average closing share prices for the periods one week, one month, three months and six months prior to the standard calculation date, the average closing share prices for the three companies for the period from November 27, 2009, which is the date of speculation by the media of the management integration of the three companies until the calculation reference date, and the average closing share price of TODENTSU for the period from the day of that company’s announcement of  results forecasts and dividend forecasts dated April 28, 2010 until the calculation reference date.

When performing the calculation of the share transfer ratios, Nomura in principle used information it received directly from the three companies and general information disclosed by the companies and made available to the general public. On the assumption that the data and information contained therein was wholly accurate and complete, it proceeded with the calculation without independently verifying either the accuracy or completeness of the information. Furthermore, in regard to the assets and liabilities (including contingency liabilities) as well as individual allowances of the three companies and their affiliated companies, Nomura did not conduct its own valuations, give an expert opinion, or conduct appraisals including analyses or evaluations of individual assets and liabilities or allowances. It also did not request the expert opinion or appraisal of a third party. Nomura’s calculations of share transfer ratios reflect information and economic conditions current as of May 18, 2010, and financial forecasts (including profit planning and other information) of the three companies based on assumptions reasonably prepared on the basis of the best forecasts and judgments obtained as of that time from the management of the three companies.

The future profit plan that Nomura used as an assumption for the DCF method includes business years in which large increases or decreases in profit are expected for Daimei and TODENTSU, but no large increase or decrease is forecasted for Commuture.

(iii)	Details of the calculation

As stated above, Daimei requested Mizuho, Commuture requested Nikko Cordial, and TODENTSU requested Nomura, respectively, to conduct calculations of the share transfer ratios to be used in the share transfer and, in using the results of these calculations performed by these three external organizations as a reference, the three companies took into consideration from an overall perspective various factors such as the financial conditions, asset conditions, and future outlooks of the respective three companies and engaged in careful mutual consultation regarding the share price ratio on a number of occasions. As a result, they reached the decision that the above share transfer ratios were appropriate and they agreed on such ratios.

(iv)	Relationship with the organizations conducting the calculations

Mizuho, Nikko Cordial, and Nomura, the organizations which conducted the calculations, are not parties which could be considered parties associated with Daimei, Commuture, or TODENTSU, and therefore there is no significant conflict of interest that should be noted in regard to the transfer of the shares.

(5)	Measures for avoiding a conflict of interest

No parent or subsidiary company relationships exist among Daimei, Commuture and DENTOTSU, and none of the officers of these companies hold concurrent appointments in more than one of the said three companies. Therefore, no particular measures need to be taken to avoid any conflict of interest.

(6)	Treasury stock and mutually held shares (as of March 31, 2010) of the companies to become the wholly-owned subsidiaries under the joint holding company through a transfer of shares

    Damei, Commuture and TODENTSU respectively hold 2,033,681shares, 213,530 shares, and 32,600 shares of treasury stock. In addition, Daimei holds 181,000 shares of ordinary stock of Commuture, Commuture holds 197,000 shares of ordinary stock of Daimei and 90,000 shares of ordinary stock of TODENTSU, and TODENTSU holds 11,840 shares of ordinary stock of Commuture.

The abovementioned treasury stock and mutually held shares will also be included in the share transfer.

(7)	Procedures regarding share options and bonds with share options of the companies to become the wholly-owned subsidiaries through a transfer of shares

Daiemei, Commuture and TODENTSU will not be issuing share options or bonds with share options.

(8)	Matters relating to the listing of the joint holding company (tentative)

The joint holding company to be newly established intends to apply to be newly listed on both the Tokyo Stock Exchange and the Osaka Securities Exchange. The date of the listing is expected to be determined according to rules and procedures of the respective stock exchanges but is planned for October 1, 2010, the date of the share transfer. In preparation for the transfer of shares, the final day of the trading of shares of the three companies currently listed on the Tokyo Stock Exchange and the shares of Commuture currently listed on the Osaka Securities Exchange will be September 27, 2010. The shares of the three companies are expected to be delisted on the following day.

(9)	Summary of the companies that will take part in the share transfer

The telecommunications engineering business is the mainstay business of all three companies. Please refer to Attachment 1 for a summary of the three companies.

2. Summary of the joint holding company (tentative)

The summary of the joint holding company to be established on October 1, 2010 is as follows.

Trade Name	MIRAIT Holdings Corporation
Head Office	Koto-ku, Tokyo
Representatives	Goro Yagihashi, President & CEO Fumio Takaesu, Executive Vice President Ken-ichi Nishimura, Executive Vice President
Main Businesses
Business management and related operations concerning the subsidiary companies and group companies, which engage in telecommunications network installation work, electrical work, civil engineering work, construction work, and other related works.

Paid-in capital, and capital reserve	Paid-in capital: 7 billion yen, Capital reserve: 2 billion yen
No. of shares scheduled for issuance	85,381,866 shares
No. of unit shares	100 shares
Listed Securities Exchange	Tokyo Stock Exchange, Osaka Securities Exchange
Auditor	Toyo Horwath
Custodian of the Register of Shareholders	Mitsubishi UFJ Trust and Banking Corporation
Fiscal year-end	March
Note: Please refer to Attachment 2 for the joint holding company’s trade name and symbol.

3. Management structure of the joint holding company (tentative)

The management structure of the joint holding company is shown below.

(1)	List of proposed directors (candidates)

The following persons are expected to be the first directors of the joint holding company to be established on October 1, 2010.

	Name	Current Position
President, Representative Director	Goro Yagihashi	President, Representative Director, Daimei Telecom Engineering Corp.
Executive Vice President, Representative Director	Fumio Takasue	President, Representative Director, Commuture Corp.
Executive Vice President, Representative Director	Ken-ichi Nishimura	President, Representative Director, TODENTSU Corporation
Director	Ikuo Washiyama	Managing Director, TODENTSU Corporation
Director	Junichi Nomura	Director, Daimei Telecom Engineering Corp.
Director	Yusuke Kodama	Director, Commuture Corp.
Director (Outside)	Katsuhiko Tanabe	Attorney and Representative, Tanabe & Partners
Director (Outside)	Yasushi Komono	President, Komono and Stanton Co., Ltd.
Corporate Auditor	Yoichi Takashima	Full-time Corporate Auditor, Daimei Telecom Engineering Corp.
Corporate Auditor	Nobutoshi Takahashi	Managing Director, Commuture Corp.
Corporate Auditor (Outside)	Yoshiaki Ugaki	Executive Vice President, Hibiya Engineering, Ltd.
Corporate Auditor (Outside)	Hiroshi Daikuya	Certified Public Accountant, Director, @Stream Corporation
Note: Yoichi Takamiya (Visiting Professor, Faculty of Management & Information Sciences, Josai International University) is expected to be the reserve corporate auditor.

(2)	Functions and organizations of the joint holding company

In addition to assuming a management role in the planning, financial matters and general affairs of the integrated company, the joint holding company is expected to play a key role in planning and strategies for promoting business efficiency and developing new business areas aimed at pursuing group synergistic effects.
The organization of the joint holding company is expected to be staffed by approximately 50 persons and to have the following divisions: Corporate Planning Division, Business Promotion Division, Business Development Division, Financial Affairs Division, General Affairs and Personnel Division, and a Risk Management Office. For details, please refer to the organization chart in Attachment 3.

(3)	Design of the new group organization and the governance structure

(i)	The joint holding company is expected to take the form of a company with a board of directors and a board of corporate auditors.
(ii)	The presidents of the three operating companies are expected to be directors (concurrent) of the joint holding company.

(iii)	Two of the directors and two of the corporate auditors are expected to be outside corporate directors, and outside auditors respectively.
(iv)	A Risk Management Office is expected to be established as the organization responsible for the Group's internal controls and internal audits.

4. Summary of accounting treatment

This share transfer falls under “acquisitions” as provided in the “Accounting Standard for Business Combinations (Accounting Standards Board of Japan Statement No. 21, December 26, 2008)” and will thus be accounted for using the purchase method.

The acquisition prices will be based on the fair market value of assets acquired and liabilities received from the acquired companies as of the day of the corporate integration, and will be assigned to the respective assets and liabilities. It is expected that goodwill or negative goodwill will occur as a result of the assignment of such acquisition prices but the monetary value thereof has yet to be determined.

5. Future outlook

Forecasts for results for the year ending March 31, 2011 following the establishment of the holding company are currently being reviewed and will be announced once they become available.

II.	New group management plan

1. Business environment of the new group and future issues

The business environment surrounding the new group is an environment characterized by significant changes in recent years. These changes include the steady expansion of new generation networks (NGNs) and rapid generational transitions in mobile networks which have enabled the widespread penetration of information and telecommunications infrastructures and the beginning of an era of full-scale broadband ubiquitous services.

It is also an era where new trends in social infrastructure that integrate information and telecommunications, energy supply, and environmental sensors are coming to the fore as solutions for environmental and energy problems, which are issues common to all of mankind. To respond to these changes in the environment and to accommodate diverse services, more advanced user devices, and environmental and energy issues, the future challenge for the new group will be to realize reliable, high-quality services across a broader spectrum and to provide optimal solutions for customers.

To respond to these various demands as a new group, the group views the creation of new value aimed at developing information and communications technologies and expanding growth areas as pressing issues.

2. Basic management philosophy of the new group

(1)
Aim to become one of Japan’s leading companies capable of earning the highest satisfaction and trust from customers as an “integrated engineering and service firm” (See Attachment 4) that continually creates new value centered on information and telecommunications

(2)	Aim to contribute to the realization of a prosperous and comfortable society by providing top-notch services that place priority on safety and quality
(3)	Aim to fulfill corporate responsibility by continuing to be a group that co-exists and co-prospers with people and society as a corporate entity which at all times respects human beings.

3. Basic management strategy

The joint holding company aims to be regarded as a company that can be trusted by customers, shareholders and other stakeholders through its efforts to maximize corporate value and as a group that achieves continuous grows as an innovative corporate enterprise.

(1)	Expansion of business areas

(i)
In the future, the holding company intends to increase its overall involvement in the telecommunications infrastructure business by expanding existing business areas centered on telecommunications infrastructure construction to encompass all aspects from upstream processes to downstream processes including planning, design, construction, maintenance and management.

(ii)
Capitalizing on its superior expertise in networks and platforms that determine the quality of services, the new company intends to provide total solutions in network integration (NI) from the upper layer in areas such as applications to lower layer services such as device installation and cable construction so that customers can feel reassured in entrusting all services to the new group.

(iii)
The new holding company intends to contribute to the creation of a comprehensive social infrastructure inclusive of the environment and energy based on the technologies and experience the three companies have built on to date. In addition to fixed line and wireless technologies, this infrastructure will include ICT technologies of system structures, maintenance and operational know-how related to these, and distribution technologies inside and outside buildings.

(2)	Business management and group management structure

(i)
The new holding company intends to strengthen its nationwide service structure and make vigorous efforts to train highly-skilled engineers and technicians in a wide range of areas to enable the company to provide diverse, advanced services anywhere in Japan as a one-stop service provider.

(ii)
The new holding company intends to maximize the use of management resources of the three companies and to combine its strengths and areas of expertise in various initiatives in each of its business sectors to demonstrate synergies and strengthen its operational base.

(iii)
The new group intends to facilitate the transformation of the company to an “integrated engineering and services firm” by strengthening the business strategy functions of the holding company. It intends to also strategically reorganize and integrate all businesses including the businesses of the three group companies and intends to carefully consider the optimal organizational framework for demonstrating management integration effects to the maximum, including the establishment of new operating companies under the holding company.

4. Management goals and medium-term business plan

(1)	Management goals

・	The holding company plans to achieve net sales of 280 billion yen and operating income of 12 billion yen in fiscal 2013 (four years after the establishment of the holding company).
・	It intends to establish an operational base that will consistently achieve an operating profit margin of 4% or higher.

(2)	Medium-term business plan
(Unit: billions)
	FY2009 （Apr 2009 – Mar 2010.）	FY2010 （Apr 2010 – Mar 2011.）	FY2011 （Apr 2011 – Mar 2012.）	FY2012 （Apr 2012 – Mar 2013.）	FY2013 （Apr 2013 – Mar 2014.）
Net sales	255.3 yen	258.0 yen	263.0 yen	270.0 yen	280.0 yen
NTT	114.5 yen	111.5 yen	107.0 yen	103.0 yen	100.0 yen
Mobile	74.9 yen	72.0 yen	75.0 yen	78.0 yen	80.0 yen
ICT & Integrated Facilities	65.9 yen	74.5 yen	81.0 yen	89.0 yen	100.0 yen
Operating Income	8.4 yen	8.0 yen	10.0 yen	11.0 yen	12.0 yen
Operating Profit Margin	3.3%	3.1%	3.8%	4.1%	4.3%
Notes:
1. FY2009 figures are simple closing totals of the three companies.
2. FY2010 figures consist of figures of the three companies for the first half and figures following the establishment of the holding company for the second half. However, the business plan will be based on overall figures for FY 2010.

5. Synergies through management integration, streamlining measures and growth strategies

The jointly established holding company intends to immediately launch projects aimed at enhancing business efficiency and promoting the development of new areas through the joint efforts of the three companies. Through the promotion of such projects, the holding company intends to promote the establishment of an optimal framework for executing business and achieving greater efficiency in work operations. Likewise, it will aim to achieve synergies at an early stage by concentrating its management resources and efforts in the development of new business areas. At the helm of these new projects will be the holding company’s management team including the executive vice presidents.

To demonstrate the beneficial effects of management integration, the new company aims to improve its operating income by approximately 6 billion yen in fiscal 2013. Streamlining measures and growth strategies for achieving the holding company’s medium-term business goals are detailed below.

(1)	NTT business
・
Establish the optimal construction organizations in line with operating conditions as the foundation for best practices in each of the business areas of the three companies and promote an across-the-board improvement in productivity including productivity in subsidiaries and cooperating companies.

・	Review work flows and integrate the various IT systems. Promote greater efficiency in work operations by promoting mutual use of management resources and the centralization of operations.
・	Capitalize on technologies and know-how accumulated to date by expanding business areas in related areas such as home networks and data centers.
・
At the same time, promote the optimization of management integration effects, consider reorganization of the core subsidiaries and realize a management framework high in efficiency, safety, quality, and customer satisfaction.

(2)	Mobile business
・
Promote stronger sales and marketing capability by pooling the management resources of the three companies and aim to increase orders not only in base station construction but also in high value-added areas such as network management and maintenance and operations.

・
Improve and strengthen the nationwide construction organizations and increase the scope of business and orders by taking advantage of developments in LTE and WiMAX services as opportunities for promoting business.

・
At the same time, maximize management integration effects, examine business management methods of the three companies with a view to establishing an optimal marketing framework and optimal construction organizations.

(3)	ICT and integrated facilities business
・
Aim to increase business by sharing information and creating new schemes for promoting cooperation in business in areas such as the receipt of joint orders through joint ventures and the incubation of new business.

・
As a priority area, invest in skilled human resources generated as an outcome of initiatives to promote efficiency and train highly skilled engineers who will play vital roles in expanding the group’s business areas including development of the solutions business and other new business areas.

・	In addition to business activities to Japan, examine the deployment of business initiatives in global markets, particularly in Asia where economic development is marked.
・
At the same time, maximize the effects of the management integration, initiate efforts to increase the total corporate worth of the company by considering the most appropriate business management structures. For example, in areas where the independent promotion of business may be beneficial for a company, consider, for example, the establishment of a new operating company under the holding company through structural arrangements such as reorganization of the three companies, or entering into partnerships or M&A.

(4)	Common operations
・	Proceed with the integration of the various IT systems including the backbone systems of the three companies and promote thorough efficiency and speed in common operations.
・
Under the holding company, establish a cash management system (CMS) and promote effective utilization of funds. At the same time, promote efficiency in funding operations and reduction in funding costs.

・
Promote efficiency in resource procurement operations and common operations of the three companies, proceed with the establishment of a resource procurement company and a shared services company to conduct common operations under the holding company.

・	Undertake a thorough review of real estate and overlapping management resources of the three companies and promote improvement in asset values and management costs.

Appended Materials
  Attachment 1. Summary of the Companies Executing the Management Integration
  Attachment 2. The Joint Holding Company’s Trade Name and Symbol
  Attachment 3. Organization of the Joint Holding Company
  Attachment 4. Details of the “Integrated Engineering and Services Firm”

Inquiries concerning this press release

Daimei Telecom Engineering Corp.: Haruo Hasebe, Managing Director, Management & Administration Department TEL: +81-3-5434-1121

Commuture Corp.: Nobutoshi Takahashi, Managing Director and General Manager, Accounting Division TEL: +81-6-6446-3331

TODENTSU Corporation: Kenji Sudo, Managing Director TEL: +81-3-5470-1039

Summary of the Companies Executing the Management Integration	Attachment 1

(1) Summary of each company (Fiscal Year Ended March 2010/Consolidated Basis)

Trade Name	Daimei Telecom Engineering Corp.		Commuture Corp.		TODENTSU Corporation
Established	December 1944		June 1960		February 1946
Head Office	2-11-20, Nishi-Gotanda, Shinagawa-ku, Tokyo		3-3-15, Edobori, Nishi-ku, Osaka		2-3-3, Higashi-Shimbashi, Minato-ku, Tokyo
Representative	President Goro Yagihashi		President Fumio Takaesu		President and Representative Director Kenichi Nishimura
Paid-in capital	5.6 billion yen		3.8 billion yen		3.8 billion yen
Main Businesses	NTT Network Engineering Business		NTT Telecom Network Installation Work		NTT Business
	Mobile Network Solutions Business		Network Solutions Business		Carrier Business
	IT Solutions Business		Civil Engineering Work		ICT Business
	Civil Engineering and Other Works		Information System Related Business		Integrated Systems Business
Major Shareholders	Japan Trustee Services Bank, Ltd. Trust Account	12.4%	Sumitomo Electric Industries, Ltd.	45.2%	Mizuho Corporate Bank, Ltd.	5.0%
(As of March 31, 2010)	The Master Trust Bank of Japan, Ltd. Trust Account	7.6%	Sumitomo Densetsu Co., Ltd.	7.2%	Sumitomo Mitsui Banking Corporation	5.0%
(Five largest)	State Street Bank and Trust Company	5.8%	The Master Trust Bank of Japan, Ltd. Trust Account	3.7%	Bank of Tokyo-Mitsubishi UFJ, Ltd.	5.0%
	Japan Trstee Services Bank, Ltd. Trust Account 9	3.4%	Japan Trustee Services Bank, Ltd. Trust Account	2.3%	Mizuho Bank Retirement Trust Fund (Mizuho Bank, Ltd. Account)
	Furukawa Electric Co., Ltd.	3.1%	Solcom Co., Ltd.	1.5%	Re-trust Trustee Asset Management Services Trust	5.0%
					The Master Trust Bank of Japan, Ltd. Trust Account	4.1%
Employees	3,011		2,702		1,233
Fiscal year-end	March		March		March
Net Assets	46.5 billion yen		44.5 billion yen		15.2 billion yen
Total Assets	66.4 billion yen		61.8 billion yen		30.9 billion yen
Revenues	115.7 billion yen		92.0 billion yen		47.7 billion yen
Ordinary Income	4.8 billion yen		3.5 billion yen		0.8 billion yen
(Values rounded to the nearest 0.1 billion yen.)

(2) Complementary nature of the three companies’ businesses
The three companies’ businesses mainly complement each other in their (1) base of operations, (2) business areas and (3) areas of specialization as indicated below.                      (1) In their bases of operations, the companies will be able to complement each other to make it possible to receive orders on a nationwide basis in the mobile communications business, IT business and NTT business, for example, by cooperating in areas such as their construction organizations. (2) In their business areas, the companies will be able to strengthen their mutual use of human resources and nationwide construction organizations, enabling them to efficiently cover the East Japan and West Japan regions. (3) In their areas of specialization, the companies will be able to complement each other by using mobile technology, information technology, advanced IP technology, electrical equipment technology and technologies with various characteristics.

(Attachment 2)

The Joint Holding Company’s Trade Name and Symbol

(1)	Trade Name
MIRAIT Holdings Corporation

(2)	Company Symbol

■	About the Trade Name

A comprehensive engineering and services firm that continues to grow with its customers, throwing off glowing rays of light that shine on the path to a future filled with hope: This is MIRAIT. Incorporating the words “MIRAI” (future) and “IT”, this trade name is a concise expression of our new resolve.

Two Key Words
(1)	M I R A I T … The “Future”
(2)	M I R A I T … “Information Technology” / “Integration Technology”

■	About the Symbol

The company name can be read as meaning “with the future”; the three bold lines incorporated in our logo represent the following three beliefs about how we might contribute to building the kind of integrated social infrastructure this new age requires, based on the solid technological capabilities we have accumulated over years in the telecommunications construction industry. The golden arch brings these three together, and represents the global expansion of our high-quality enterprise, while the symbol overall resembles an “M”. It also represents the course ahead, as we work to open up a new future.

Three Key Beliefs
(1)	Expand the breadth of our business domain
Expand from upstream to downstream processes (planning, design, construction, maintenance, operations, etc.)
(2)	Attain greater heights in our business domain
Provide comprehensive proposals incorporating NI + upper layers + lower layers
(3)	Work to develop new business domains
Contribute to the future creation of an integrated social infrastructure in fields such as electricity, the environment, and energy.

 Organization of the Joint Holding Company
Attachment 3

Auditor
Board of Auditors
Board of Directors
President
Management Meetings

Risk Management Office
Responsibilities: Internal Control, Internal Auditing

Main responsibilities

Corporate Planning Division
Management strategies,
group management,
business plans,
system strategies

Business Promotion Division
Business efficiency planning,
business partnership
planning, human resource
development

Business Development Division
Planning for the
development of
new business areas,
development of technologies

Financial Affairs Division
Settlement of accounts,
funding, IR,
corporate shares

General Affairs and
Personnel Division
General affairs, public relations,
general meetings of shareholders,
legal affairs, compliance,
personnel affairs,
labor relations

* Name of division and main responsibilities in the management of the group
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